UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 8, 2012 (April 27, 2012)

BIOPACK ENVIRONMENTAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-29981	91-2027724
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Saugatuck Ave. Westport CT 06880
(Address of principal executive offices) (zip code)

(203) 226-4449
(Registrant’s telephone number, including area code)

Unit 390, 3rd Floor, Peninsula Center, 67 Mody Road Tsim Sha Tsui East, Kowloon, Hong Kong +852.3586.1383
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On April 27, 2012, the holders of our preferred stock, which account for the voting control of the company, entered into a Agreement for the Purchase of Preferred Stock (the “Agreement”) with Rockland Group, LLC, a Texas limited liability company (“Rockland”), under which Rockland purchased Six Hundred Twenty Thousand (620,000) shares of Biopack Environmental Solutions, Inc. Series A Convertible Preferred Stock (the “Series A Preferred Shares”), One Million Shares (1,000,000) shares of Biopack Environmental Solutions, Inc. Series B Convertible Preferred Stock (the “Series B Preferred Shares”) and Seven Hundred Ten Thousand (710,000) shares of Biopack Environmental Solutions, Inc. Series C Convertible Preferred Stock (the “Series C Preferred Shares”, and together with the Series A Preferred Shares and the Series B Preferred Shares, the “Shares”).  These shares represent approximately 63% of our outstanding votes on all matters brought before the holders of our common stock for approval.  The transaction closed on April 27, 2012.  We were a party to the Agreement for the purpose of acknowledging certain representations and warranties about the company in the Agreement.

Item 5.01      Changes in Control of Registrant.

As noted above, under the Agreement, the holders of our preferred stock sold the Shares, which represent approximately 63% of our outstanding votes on all matters brought before the holders of our common stock for approval, to Rockland.  This transaction resulted in a change of control as Rockland now owns a majority of our outstanding voting securities.

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Pursuant to the Agreement, Mr. Gerald Lau King Chung resigned from his positions as our President and Chief Executive Officer effective at the close of the transaction, April 27, 2012, and Mr. Sean Webster resigned from his position as our Chief Financial Officer and Secretary also effective at the close of the transaction.  Mr. Webster also resigned as a member of our Board of Directors, effective at the close of the transaction.  We are not aware of any disagreements with Mr. Lau or Mr. Webster of the type required to be disclosed per Item 5.02(a) of this Form 8-K.

In conjunction with the close of the transaction, the following additions to our Board of Directors and executive management team occurred:

Mr. Harry Pond, the Managing Director of Rockland Group, LLC, a Texas limited liability company and the holder of approximately 63% of our outstanding voting rights, replaced Mr. Lau as our Chief Executive Officer and was appointed to serve on our Board of Directors.  From 2005 to present, Mr. Pond has served as Managing Director of Rockland Group, LLC, which is a real estate development company active in the Houston, Texas real estate market.  From 2008 to present, Mr. Pond has served as a senior business executive for Rockland Insurance Agency, Inc.  In this position he is actively involved with the management of loss prevention, marketing, and recruiting to ensure the company’s profitability and productivity.  From 1979 to present, Mr. Pond has owned and operated The Harry Pond Insurance Agency, a company that he is currently in the process of merging with Rockland Insurance Agency, Inc.  Mr. Pond received his BS in mathematics and education from Texas State University.  Mr. Pond serves on the Board of Directors of Heartland Bridge Capital, Inc., a public company listed on The OTC Bulletin Board.

Mr. Frederick Larcombe replaced Mr. Webster as our Chief Financial Officer and Secretary.  From early 2008 to the present, Mr. Larcombe, as a principal with Crimson Partners, a group of seasoned financial professionals, serves a number of clients primarily in the life sciences.  In this connection and since November 2010, Mr. Larcombe has served as the Chief Financial Officer and Secretary for Heartland Bridge Capital, Inc. (HLBC.OB), a company focused on investments and acquisition opportunities primarily in the energy sector.  From 2005 to 2007, he was simultaneously the Chief Financial Officer of Xenomics Inc., and FermaVir Pharmaceuticals, Inc.  From 2004 to 2005, he was a consultant with Kroll Zolfo Cooper, a professional services firm providing interim management and turn-around services, and from 2000 to 2004, he was Chief Financial Officer of MicroDose Therapeutics.  Prior to 2000, Mr. Larcombe held various positions with ProTeam.com, Cambrex, and PriceWaterhouseCoopers.  Mr. Larcombe's received his BS in Accounting from Seton Hall University, was designated a Certified Public Accountant in New Jersey, and is an alumnus of the Management Development Program at Harvard Business School.

All of our officers and other personnel are independent contractors and will continue to be until we have sufficient time and resources to hire them as employees.  We do not currently have any written agreements with any of our officers or directors.

Item 9.01      Financial Statements and Exhibits

Exhibits

10.1	Agreement for the Purchase of Preferred Stock (the “Agreement”) with Rockland Group, LLC dated April 27, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biopack Environmental Solutions, Inc. a Nevada corporation

Dated: May 8, 2012	By:	/s/ Harry Pond
Harry Pond
Its: Chief Executive Officer

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